Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 33-95548 of GrafTech International Ltd. (formerly UCAR International Inc.) on Form S-8 of our report dated June 25, 2004, appearing in this annual report on Form 11-K of UCAR Carbon Savings Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 25, 2004